Exhibit 99.1

SandRidge Mississippian Trust I Announces Quarterly Distribution

SANDRIDGE MISSISSIPPIAN TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

AUSTIN, Texas July 31, 2014 — SANDRIDGE MISSISSIPPIAN TRUST I (NYSE: SDT) today announced a quarterly distribution for the three-month period ended June 30, 2014 (which primarily relates to production attributable to the Trust’s interests from March 1, 2014 through May 31, 2014) of $7.5 million, or $0.3577 per Common Unit. The Trust makes distributions on a quarterly basis approximately 60 days after the end of each quarter. The distribution is expected to occur on or before August 29, 2014 to holders of record as of the close of business on August 14, 2014.

During the three-month production period ended May 31, 2014, total sales volumes were lower than initial Trust estimates and lower than the previous period. As no additional development wells will be drilled, the trust’s production is expected to decline each quarter during the remainder of its life. The lower production resulted in quarterly income available for distribution of $0.3577 per Common Unit, which is below the subordination threshold.

The Trust owns royalty interests in oil and natural gas properties in the Mississippian formation in Alfalfa, Garfield, Grant and Woods counties in Oklahoma and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil and natural gas prices and the amount and timing of the Trust’s administrative expenses, among other factors. Although there is no assurance of any minimum distribution in any quarterly period, during the subordination period (as described in the Trust’s filings),  which extends through the Trust’s August 2014 distribution, holders of Common Units are entitled to receive an amount up to the “Subordination Threshold” (which varies from quarter to quarter) prior to any distribution being made for that quarter in respect of the Subordinated Units, all of which are held by SandRidge Energy, Inc. (“SandRidge”). If the amount available for distribution in any quarterly period is sufficient to distribute an amount equal to the Subordination Threshold to the holders of all units (including the Subordinated Units), any additional balance is distributed to holders of all units pro rata, up to the amount of the Incentive Threshold for the quarter. Trust units are entitled to receive 50% of any cash available for distribution in excess of the Incentive Threshold for the quarter during the subordination period.

On July 1, 2014, the day following the end of the fourth full calendar quarter subsequent to SandRidge’s fulfillment of its drilling obligation with respect to the Trust Development Wells, the Subordinated Units automatically converted into Common Units on a one-for-one basis. The newly converted units remain subject to the Subordination Thresholds through the August 2014 distribution.

Because the Trust’s quarterly income available for distribution to the Common Units for the period is below the Subordination Threshold of $0.6584 per Common Unit for the quarter, no quarterly distribution will be paid to the Common Units that were converted from Subordinated Units on July 1, 2014. All Trust unitholders will share on a pro rata basis in future distributions.

Volumes, price and distributable income available to unitholders for the period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl) (1)	53
Gas (MMcf)	717
Combined (MBoe)	173
Average Price
Oil (per Bbl) (1)	$92.20
Gas (per Mcf)	$5.00
Average Price - including impact of derivative settlements and post-production expenses
Oil (per Bbl) (1)	$90.90
Gas (per Mcf)	$4.45
Revenues
Royalty income	$8,492
Derivative settlements	(69)
Expenses	911

Distributable income available to unitholders	$7,512

Distributable income per Common Unit (21,000,000 units issued and outstanding)	$0.3577
Distributable income per Subordinated Unit (7,000,000 units issued and outstanding)	$0.0000

(1)	Includes natural gas liquids which comprised approximately 3.5% of total production.

In addition to wells that were producing at the effective date of the assignment of the royalty interests to the Trust, SandRidge drilled, or caused to be drilled, 124 development wells within an area of mutual interest between January 1, 2011 and April 2013, when SandRidge fulfilled its drilling obligation to the Trust. No new Trust Development Wells have been drilled since April 2013.

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Mississippian Trust I to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate, currently 39.6% for individuals, on the distribution made to foreign partners.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust I is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6531
919 Congress Avenue, Austin, TX 78701